EXHIBIT 3.10

CERTIFICATE OF DESIGNATIONS, RIGHTS AND PREFERENCES
of
SERIES A CUMULATIVE CONVERTIBLE PREFERRED STOCK
of
ACCESS PHARMACEUTICALS, INC.

ACCESS PHARMACEUTICALS, INC., a Delaware corporation (the “Corporation”), pursuant to Section 151 of the General Corporation Law of the State of Delaware, does hereby make this Certificate of Designations, Rights and Preferences and does hereby state and certify that pursuant to the authority expressly vested in the Board of Directors of the Corporation (the “Board”) by the Certificate of Incorporation of the Corporation, as amended to date (the “Certificate”), which authorizes the issuance of 2,000,000 shares of preferred stock, $0.01 par value per share, in one or more series, the Board duly adopted the following resolutions, which resolutions remain in full force and effect as of the date hereof:

RESOLVED, that, pursuant to Article V of the Certificate, the Board hereby authorizes the issuance of, and fixes the designation and preferences and relative, optional and other special rights, and qualifications, limitations and restrictions, of a series of preferred stock of the Corporation consisting of 4,000 shares, par value $0.01 per share, to be designated “Series A Cumulative Convertible Preferred Stock” (hereinafter, the “Series A Preferred Stock”); and be it

RESOLVED, that each share of Series A Preferred Stock shall rank equally in all respects and shall be subject to the following terms and provisions:

1. Dividends in Cash or in Kind. Holders shall be entitled to receive, and the Corporation shall pay, cumulative dividends at the rate per share of 6% per annum, payable semi-annually on June 30 and December 31of each year, beginning on the first such date after Original Issue Date and on each Conversion Date (with respect only to Series A Preferred Stock being converted) (each such date, a “Dividend Payment Date”) (if any Dividend Payment Date is not a Trading Day, the applicable payment shall be due on the next succeeding Trading Day) in cash, or at the Corporation’s option, in duly authorized, validly issued, fully paid and non-assessable shares of Common Stock as set forth in this Section 1, or a combination thereof (the amount to be paid in shares of Common Stock, the “Dividend Share Amount”). The form of dividend payments to each Holder shall be determined in the following order of priority: (i) if funds are legally available for the payment of dividends and the Equity Conditions have not been met during the 20 consecutive Trading Days immediately prior to the applicable Dividend Payment Date, in cash only; (ii) if funds are legally available for the payment of dividends and the Equity Conditions have been met during the 20 consecutive Trading Days immediately prior to the applicable Dividend Payment Date, at the sole election of the Corporation, in cash or shares of Common Stock which shall be valued solely for such purpose at the Current Market Price ending on the Trading Day that is immediately prior to the Dividend Payment Date; (iii) if funds are not legally available for the payment of dividends and the Equity Conditions have been met during the 20 consecutive Trading Days immediately prior to the applicable Dividend Payment Date, in shares of Common Stock which shall be valued solely for such purpose at the Current Market Price ending on the Trading Day that is immediately prior to the Dividend

Payment Date; (iv) if funds are not legally available for the payment of dividends and the Equity Condition relating to an effective Registration Statement has been waived by such Holder, as to such Holder only, in unregistered shares of Common Stock which shall be valued solely for such purpose at the Current Market Price ending on the Trading Day that is immediately prior to the Dividend Payment Date; and (v) if funds are not legally available for the payment of dividends and the Equity Conditions have not been met during the 20 consecutive Trading Days immediately prior to the applicable Dividend Payment Date, then, at the election of such Holder, such dividends shall accrue to the next Dividend Payment Date or shall be accreted to, and increase, the outstanding Liquidation Preference per share of Series A Preferred Stock of such Holder. The Holders shall have the same rights and remedies with respect to the delivery of any such shares as if such shares were being issued pursuant to Section 5. On the Closing Date the Corporation shall have notified the Holders whether or not it may legally pay cash dividends as of the Closing Date. The Corporation shall promptly notify the Holders at any time the Corporation shall become able or unable, as the case may be, to legally pay cash dividends. If at any time the Corporation has the right to pay dividends in cash or Common Stock, the Corporation must provide the Holders with at least 20 Trading Days’ notice of its election to pay a regularly scheduled dividend in Common Stock (the Corporation may indicate in such notice that the election contained in such notice shall continue for later periods until revised by a subsequent notice). Dividends on the Series A Preferred Stock shall accrue daily commencing on the Original Issue Date, and shall be deemed to accrue from such date whether or not earned or declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends. Except as otherwise provided herein, if at any time the Corporation pays dividends partially in cash and partially in shares, then such payment shall be distributed ratably among the Holders based upon the number of shares of Series A Preferred Stock held by each Holder on such Dividend Payment Date. Any dividends, whether paid in cash or shares of Common Stock, that are not paid within three Trading Days following a Dividend Payment Date shall continue to accrue and shall entail a late fee, which must be paid in cash, at the rate of 18% per annum or the lesser rate permitted by applicable law (such fees to accrue daily, from the Dividend Payment Date through and including the date of payment). If at any time the Corporation delivers a notice to the Holders of its election to pay the dividends in shares of Common Stock, the Corporation shall timely file a prospectus supplement pursuant to Rule 424 disclosing such election.

(b) Dividend Periods; Dividend Rate; Calculation of Dividends.

(i) Dividend Periods. The dividend periods (each, a “Dividend Period”) shall be as follows: The initial Dividend Period shall begin on the Date of Original Issue and end on the Initial Dividend Payment Date, and each Dividend Period thereafter shall commence on the day following the last day of the preceding Dividend Period and shall end on the next Dividend Payment Date.

(ii) Dividend Rate. The dividend rate on each share of Series A Preferred Stock (the “Dividend Rate”), to be paid per annum on the Liquidation Preference (as defined below) shall be 6%.

(iii) Calculation of Dividends.

(A) The amount of dividends per share of Series A Preferred Stock payable for each Dividend Period or part thereof shall be computed by multiplying the Liquidation Preference by the Dividend Factor (as defined below).

(B) The “Dividend Factor” shall be the Dividend Rate multiplied by a fraction, the numerator of which is the number of days in the applicable Dividend Period or part thereof on which the share of Series A Preferred Stock was outstanding, and the denominator of which is 365.

“Current Market Price” means, in respect of any share of Common Stock on any date herein specified:

(1) if there shall not then be a public market for the Common Stock, the fair market value per share of Common Stock as determined in good faith by an independent appraiser selected by the Holders of a majority of the then outstanding Series A Preferred Stock; or

(2) if there shall then be a public market for the Common Stock, the average of the daily market prices for the 20 consecutive trading days immediately before such date. The daily market price (the “Daily Market Price”) for each such trading day shall be (i) the closing sale price on such day on the principal stock exchange (including Nasdaq) on which such Common Stock is then listed or admitted to trading, or quoted, as applicable, (ii) if no sale takes place on such day on any such exchange, the last reported closing sale price on such day as officially quoted on any such exchange (including Nasdaq), (iii) if the Common Stock is not then listed or admitted to trading on any stock exchange, the last reported closing sale price on such day in the over-the-counter market, as furnished by the National Association of Securities Dealers Automatic Quotation System or the Pink Sheets LLC (formerly the National Quotation Bureau, Inc.), (iv) if neither such corporation at the time is engaged in the business of reporting such prices, as furnished by any similar firm then engaged in such business, or (v) if there is no such firm, as furnished by any member of the Financial Industry Regulatory Authority (“FINRA”) selected mutually by holders of a majority of the Series A Preferred Stock and the Corporation or, if they cannot agree upon such selection, as selected by two such members of the FINRA, one of which shall be selected by holders of a majority of the Series A Preferred Stock and one of which shall be selected by the Corporation.

(c) No dividends shall be declared or paid or set apart for payment on the shares of Common Stock or any other class or series of capital stock of the Corporation for any dividend period unless full cumulative dividends have been or contemporaneously are declared and paid on the Series A Preferred Stock through the most recent Dividend Payment Date. Without prejudice to the foregoing, if full cumulative dividends have not been paid on shares of the Series A Preferred Stock, all dividends declared on shares of the Series A Preferred Stock shall be paid pro rata to the holders of outstanding shares of the Series A Preferred Stock.

(d) The holders of the Series A Preferred Stock shall each be entitled to receive any dividends or distributions (other than dividends payable solely in additional Common Stock), declared by the Board and paid to the holders of Common Stock, out of any assets legally available therefor, pari passu, with the amount of such dividends to be distributed to the holders of Series A Preferred Stock on an As-Converted Basis (as defined below) immediately prior to the declaration of such dividend or distribution. “As-Converted Basis” means, as of the time of determination, that number of shares of Common Stock which a holder of Series A Preferred Stock would hold if all shares of Series A Preferred Stock held by such holder were converted into shares of Common Stock pursuant to Section 5 hereof (regardless of the number of shares of Common Stock that the Corporation is then authorized to issue) at the then applicable Conversion Value (as defined below) regardless of whether such shares of Common Stock are then authorized for issuance.

(e) The Corporation acknowledges and agrees that the capital of the Corporation (as such term is used in Section 154 of the Delaware General Corporation Law) in respect of the Series A Preferred Stock and any future issuances of the Corporation’s capital stock shall be equal to the aggregate par value of such Series A Preferred Stock or capital stock, as the case may be, and that, on or after the date of the Purchase Agreement, it shall not increase the capital of the Corporation with respect to any shares of the Corporation’s capital stock issued and outstanding on such date. The Corporation also acknowledges and agrees that it shall not create any special reserves under Section 171 of the Delaware General Corporation Law without the prior written consent of each Holder.

2. Voting Rights. Except as otherwise provided herein or as provided by law, the holders of the Series A Preferred Stock shall have full voting rights and powers, subject to the Beneficial Ownership Cap as defined in Section 5(i), if applicable, equal to the voting rights and powers of holders of Common Stock and shall be entitled to notice of any stockholders meeting in accordance with the Bylaws of the Corporation, and shall be entitled to vote, with respect to any question upon which holders of Common Stock are entitled to vote, including, without limitation, the right to vote for the election of directors, voting together with the holders of Common Stock as one class. Each holder of shares of Series A Preferred Stock shall be entitled to vote on an As-Converted Basis, determined on the record date for the taking of a vote, subject to the applicable Beneficial Ownership Cap limitations set forth in Section 5(i), or, if no record date is established, at the day prior to the date such vote is taken or any written consent of stockholders is first executed. Fractional votes shall not, however, be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares into which shares of Series A Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).

3. Rights on Liquidation.

(a) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation (any such event being hereinafter referred to as a “Liquidation”), before any distribution of assets of the Corporation shall be made to or set apart for the holders of the Common Stock or any other class of preferred stock, the holders of Series A Preferred Stock shall be entitled to receive payment out of such assets of the Corporation in an amount equal to the greater of (i) the Liquidation Preference for the Series A Preferred Stock plus any accumulated and unpaid dividends (whether or not declared) on the Series A Preferred Stock, or (ii) the cash or other property distributable upon such Liquidation with respect to the shares of Common Stock into which such shares of Series A Preferred Stock, including any accrued dividends thereon, could have been converted immediately prior to such payment. “Liquidation Preference” shall mean $10,000 per share of Series A Preferred Stock. If the assets of the Corporation available for distribution to the holders of Series A Preferred Stock shall not be sufficient to make in full the payment herein required, such assets shall be distributed pro-rata among the holders of Series A Preferred Stock based on the aggregate Liquidation Preferences of the shares of Series A Preferred Stock held by each such holder.

(b) If the assets of the Corporation available for distribution to stockholders exceed the aggregate amount of the Liquidation Preferences payable with respect to all shares of Series A Preferred Stock then outstanding, then, after the payment required by paragraph 3(a) above shall have been made or irrevocably set aside, the holders of Common Stock shall be entitled to receive, payment of a pro rata portion of such remaining assets based on the aggregate number of shares of Common Stock held by such holder.

(c) A Change of Control (as defined below) of the Corporation shall not be deemed a Liquidation, but shall instead be governed by the terms of Section 7 below.

4. Actions Requiring the Consent of Holders of Series A Preferred Stock. As long as any of the shares of Series A Preferred Stock issued pursuant to the Purchase Agreement remain outstanding, the consent of the holders of at least 66% of the shares of Series A Preferred Stock at the time outstanding, given in accordance with the Certificate of Incorporation and Bylaws of the Corporation, as amended from time to time, shall be necessary for effecting or validating any of the following transactions or acts, whether by merger, consolidation or otherwise (for the avoidance of doubt, no such consent shall be required for the Corporation to amend the Certificate merely to increase the Corporation’s authorized shares of Common Stock or undesignated preferred stock):

(a) Any amendment, alteration or repeal of any of the provisions of this Certificate of Designation;

(b) Any amendment, alteration or repeal of (i) the Certificate or (ii) the Bylaws of the Corporation that will adversely affect the rights of the holders of the Series A Preferred Stock;

(c) The authorization or creation by the Corporation of, or the increase in the number of authorized shares of, any stock of any class, or any security convertible into stock of any class, or the authorization or creation of any new class of preferred stock (or any action which would result in another series of preferred stock), in each case, ranking in terms of liquidation preference, redemption rights or dividend rights, pari passu with or senior to, the Series A Preferred Stock in any manner;

(d) The redemption, purchase or other acquisition, directly or indirectly, of any shares of capital stock of the Corporation or any of its subsidiaries or any option, warrant or other right to purchase or acquire any such shares, or any other such security, other than (A) the redemption of Series A Preferred Stock pursuant to the terms hereof, (B) pursuant to the repurchase rights of the Corporation under options or restricted stock grants to directors, employees or consultants of the Corporation, in each case, granted under equity incentive plans or agreements approved by the Board or (C) the repayment (but not prepayment) of debt of the Corporation in existence on the Date of Original Issue or payment of interest thereon in accordance with the terms of such debt;

(e) The declaration or payment of any dividend or other distribution (whether in cash, stock or other property, but excluding a split or reverse split with respect to the Common Stock) with respect to the capital stock of the Corporation or any subsidiary, other than a dividend or other distribution pursuant to the terms of the Series A Preferred Stock;

(f) If the Corporation or any of its subsidiaries enters into, creates, incurs, assumes, guarantees or suffers to exist any indebtedness for borrowed money of any kind, including but not limited to, a guarantee, on or with respect to any of its property or assets now owned or hereafter acquired or any interest therein or any income or profits therefrom, other than such indebtedness that exists as of the Closing Date (as defined in the Purchase Agreement);

(g) If the Corporation or any of its subsidiaries enters into, creates, incurs, assumes or suffers to exist any liens of any kind, on or with respect to any of its property or assets now owned or hereafter acquired or any interest therein or any income or profits therefrom, other than such liens that exist as of the Closing Date (as defined in the Purchase Agreement); or

(h) If the Corporation or any of its subsidiaries enters into any agreement or understanding with respect to any of the foregoing.

5. Conversion.

(a) Right to Convert. Subject to the limitations set forth in Section 5(i) hereof, the holder of any share or shares of Series A Preferred Stock shall have the right at any time, at such holder’s option, to convert all or any lesser portion of such holder’s shares of Series A Preferred Stock into such number of fully paid and non-assessable shares of Common Stock as is determined by dividing (i) the aggregate Liquidation Preference of the shares of Series A Preferred Stock to be converted plus accrued and unpaid dividends thereon by (ii) the Conversion Value (as defined below) then in effect for such Series A Preferred Stock. No fractional shares or scrip representing fractional shares shall be issued upon the conversion of any Series A Preferred Stock. With respect to any fraction of a share of Common Stock called for upon any conversion, the Corporation shall pay to the holder an amount in cash equal to such fraction multiplied by the Current Market Price per share of the Common Stock.

(b) Mandatory Conversion. If a Conversion Triggering Event (as defined below) has occurred, and provided that the Corporation has delivered a written notice to the holders of the Series A Preferred Stock (the “Notice”) that the Corporation intends to convert all of the outstanding Series A Preferred Stock into Common Stock, then, subject to the limitations set forth in Section 5(i) hereof, as of the date that is sixty-five days following the date that such Notice is given (the “Mandatory Conversion Date”), the Series A Preferred Stock shall be converted into such number of fully paid and non-assessable shares of Common Stock as is determined by dividing (i) the aggregate Liquidation Preference of the shares of Series A Preferred Stock to be converted plus accrued and unpaid dividends thereon by (ii) the applicable Conversion Value (as hereinafter defined) then in effect for such Series A Preferred Stock (the “Mandatory Conversion”). Nothing in this Section 5(b) shall be construed so as to limit the right of a holder of Series A Preferred Stock to convert pursuant to Section 5(a) at any time. The Corporation may not deliver a Notice, and any Mandatory Conversion delivered by the Corporation shall not be effective, unless all of the Equity Conditions have been met on each Trading Day during the twenty day period prior to and including the later of the Mandatory Conversion Date and the Trading Day after the date that the Conversion Shares issuable pursuant to such conversion are actually delivered to the Holders pursuant to the Notice.

“Conversion Triggering Event” shall mean, such time as:

(i) The Registration Statement (as hereinafter defined) covering all of the shares of Common Stock into which the Series A Preferred Stock is convertible and into which the Warrants (as defined below) are exercisable, is effective and sales may be made pursuant thereto (or all of the shares of Common Stock into which the Series A Preferred Stock is convertible and into which the Warrants are exercisable may be sold without restriction pursuant to Rule 144(k) promulgated by the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”)); and

(ii) either:

(A) The Daily Market Price of the Common Stock exceeds $7.00 (subject to adjustment for stock splits, reverse splits, stock dividends and the like) or more per share and has been at or above such price per share for twenty (20) of the thirty (30) consecutive trading days immediately prior to the date on which the Corporation gives the Notice, and the average daily volume of Common Stock traded on the applicable stock exchange (including Nasdaq) for twenty (20) of the thirty (30) consecutive trading days immediately prior to the date on which the Corporation gives the Notice is not less than 100,000 shares (subject to adjustment for stock splits, reverse splits, stock dividends and the like); or

(B) The Corporation shall have closed a sale of Common Stock by the Corporation in which the aggregate gross cash proceeds of the offering to the Corporation are equal to or greater than $10,000,000 (without giving effect to the possible conversion or exercise of any warrant, convertible security or other derivative security included in such offering) (a “Qualified Financing”). Notwithstanding the foregoing, prior to exercising a Mandatory Conversion as a result of the Conversion Triggering Event described in this Section, the Conversion Value shall be adjusted pursuant to the terms hereof if the securities issued and issuable in a Qualified Financing are issued for consideration per share less than the Conversion Value.

“Registration Statement” shall have the meaning established in the Investor Rights Agreement dated on or about the date this Certificate of Designation is filed with the Secretary of State of the State of Delaware (the “Filing Date”), by and among the Corporation and the other parties signatory thereto.

(c) Mechanics of Conversion.

(i) Such right of conversion (other than mandatory conversion) shall be exercised by the holder of shares of Series A Preferred Stock by delivering to the Corporation a conversion notice in the form attached hereto as Exhibit A (the “Conversion Notice”), appropriately completed and duly signed and specifying the number of shares of Series A Preferred Stock that the holder elects to convert (the “Converting Shares”) into shares of Common Stock, and by surrender not later than two (2) business days thereafter of the certificate or certificates representing such Converting Shares. The Conversion Notice shall also contain a statement of the name or names (with addresses and tax identification or social security numbers) in which the certificate or certificates for Common Stock shall be issued, if other than the name in which the Converting Shares are registered. Promptly after the receipt of the Conversion Notice, the Corporation shall issue and deliver, or cause to be delivered, to the holder of the Converting Shares or such holder’s nominee, a certificate or certificates for the number of shares of Common Stock issuable upon the conversion of such Converting Shares. Such conversion shall be deemed to have been effected as of the close of business on the date of receipt by the Corporation of the Conversion Notice (the “Conversion Date”), and the person or persons entitled to receive the shares of Common Stock issuable upon conversion shall be treated for all purposes as the holder or holders of record of such shares of Common Stock as of the close of business on the Conversion Date.

(ii) The Corporation shall issue certificates representing the shares of Common Stock to be received upon conversion of the Series A Preferred Stock (the “Conversion Shares”) (and certificates for unconverted Series A Preferred Stock) within three (3) business days of the Conversion Date and shall transmit the certificates by messenger or reputable overnight delivery service to reach the address designated by such holder within three (3) business days after the receipt by the Corporation of such Conversion Notice (the third business day, the “Share Delivery Date”). If certificates evidencing the Conversion Shares are not received by the holder within five (5) business days of the Conversion Notice, then the holder will be entitled to revoke and withdraw its Conversion Notice, in whole or in part, at any time prior to its receipt of those certificates. In lieu of delivering physical certificates representing the Conversion Shares or in payment of dividends hereunder, provided the Corporation’s transfer agent is participating in the Depository Trust Company (“DTC”) Fast Automated Securities Transfer (“FAST”) program, upon request of the holder, the Corporation shall use its best efforts to cause its transfer agent to electronically transmit the Common Stock issuable upon conversion or dividend payment to the holder, by crediting the account of the holder’s prime broker with DTC through its Deposit Withdrawal Agent Commission (“DWAC”) system. The time periods for delivery described above, and for delivery of Common Stock in payment of dividends hereunder, shall apply to the electronic transmittals through the DWAC system. Such holder and the Corporation agree to coordinate with DTC to accomplish this objective. The person or persons entitled to receive the Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Common Shares at the close of business on the Conversion Date. If the conversion has not been rescinded in accordance with this paragraph and the Corporation fails to deliver to the holder such certificate or certificates (or shares through DTC) pursuant to this Section 5 (free of any restrictions on transfer or legends, if such shares have been registered) in accordance herewith, prior to the seventh trading day after the Conversion Date (assuming timely surrender of the Series A Preferred Stock certificates), as the remedy for such failure, the Corporation shall pay to such holder, in cash, on a per diem basis, an amount equal to 2% of the Liquidation Preference of all Series A Preferred Stock elected to be converted into Conversion Shares by such holder and with respect to which the Conversion Shares have not been so timely delivered, per month until such delivery takes place. Payment of such amount as the remedy for such failure shall not limit the obligation of the Corporation to deliver such Conversion Shares or the right of the holder to take any action that such holder deems necessary or appropriate to enforce such obligation.

(iii) The Corporation’s obligation to issue Common Stock upon conversion of Series A Preferred Stock in accordance with this Certificate of Designation shall be absolute, is independent of any covenant of any holder of Series A Preferred Stock, and shall not be subject to: (A) any offset or defense; or (B) any claims against the holders of Series A Preferred Stock whether pursuant to this Certificate of Designation, the Preferred Stock and Warrant Purchase Agreement (the “Purchase Agreement”) entered into among the Corporation and the purchasers of the Series A Preferred Stock on or about the Filing Date, the Investor Rights Agreement, the Warrants or otherwise.

(iv) Subject to the provisions of Section 5(i), in the event that a Conversion Triggering Event has occurred and the Corporation has given the Notice as required by Section 5(b), all the shares of Series A Preferred Stock shall be converted on the Mandatory Conversion Date as if the holders thereof had delivered a Conversion Notice with respect to such shares on such date. Promptly thereafter, the holders of the Series A Preferred Stock shall deliver their certificates evidencing the Series A Preferred Stock to the Corporation or its duly authorized transfer agent, and upon receipt thereof, the Corporation shall issue or cause its transfer agent to issue certificates evidencing the Common Stock into which the shares Series A Preferred Stock have been converted.

(v) If the Corporation fails to deliver to a Holder the applicable certificate or certificates by the Share Delivery Date pursuant to Section 5(c)(i), and if after such Share Delivery Date such Holder is required by its brokerage firm to purchase (in an open market transaction or otherwise), or the Holder’s brokerage firm purchases, shares of Common Stock to deliver in satisfaction of a sale by such Holder of the Conversion Shares which such Holder was entitled to receive upon the conversion relating to such Share Delivery Date (a “Buy-In”), then the Corporation shall (A) pay in cash to such Holder (in addition to any other remedies available to or elected by such Holder) the amount by which (x) such Holder’s total purchase price (including any brokerage commissions) for the shares of Common Stock so purchased exceeds (y) the product of (1) the aggregate number of shares of Common Stock that such Holder was entitled to receive from the conversion at issue multiplied by (2) the actual sale price at which the sell order giving rise to such purchase obligation was executed (including any brokerage commissions) and (B) at the option of such Holder, either reissue (if surrendered) the shares of Series A Preferred Stock equal to the number of shares of Series A Preferred Stock submitted for conversion or deliver to such Holder the number of shares of Common Stock that would have been issued if the Corporation had timely complied with its delivery requirements under Section 5(c)(i). For example, if a Holder purchases shares of Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted conversion of shares of Series A Preferred Stock with respect to which the actual sale price (including any brokerage commissions) giving rise to such purchase obligation was a total of $10,000 under clause (A) of the immediately preceding sentence, the Corporation shall be required to pay such Holder $1,000. The Holder shall provide the Corporation written notice indicating the amounts payable to such Holder in respect of the Buy-In and, upon request of the Corporation, evidence of the amount of such loss. Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Corporation’s failure to timely deliver certificates representing shares of Common Stock upon conversion of the shares of Series A Preferred Stock as required pursuant to the terms hereof.

(d) Adjustment Upon Issuance of Additional Shares of Common Stock.

(i) Adjustment to Conversion Value. If at any time while any Series A Preferred Stock is outstanding the Corporation shall issue or sell any additional shares of Common Stock (“Additional Common Stock”) in exchange for consideration in an amount per share of Additional Common Stock (the “Additional Common Stock Price”) less than the Conversion Value at the time the shares of Additional Common Stock are issued or sold, then the Conversion Value immediately prior to such issue or sale shall be reduced to an amount equal to the Additional Common Stock Price.

(ii) Issuance of Common Stock Equivalents. If at any time while the Series A Preferred Stock is outstanding the Corporation shall issue or sell any warrants or other rights to subscribe for or purchase any additional shares of Common Stock (regardless of the number of shares of Common Stock that the Corporation is then authorized to issue) or any securities convertible, directly or indirectly, into shares of Common Stock (collectively, “Common Stock Equivalents”), whether or not the rights to exchange or convert thereunder are immediately exercisable, and the effective price per share for which Common Stock is issuable upon the exercise, exchange or conversion of such Common Stock Equivalents (the “Common Stock Equivalent Price”) shall be less than the current Conversion Value in effect immediately prior to the time of such issue or sale, then the current Conversion Value shall be adjusted as provided in Section 5(d)(i) on the basis that the additional shares of Common Stock issuable pursuant to all such Common Stock Equivalents shall be deemed to have been issued at the Common Stock Equivalent Price, as of the date of the actual issuance of such Common Stock Equivalents. No further adjustments to the current Conversion Value shall be made under this Section 5(d) upon the actual issue of such Common Stock upon the exercise, conversion or exchange of such Common Stock Equivalents.

(iii) Certain Issues of Common Stock or Common Stock Equivalents Excepted. The provisions of Paragraph 5(d) shall not apply to any issuance of Additional Common Stock for which an adjustment is provided under Paragraph 5(g). The Corporation shall not be required to make any adjustment of the Conversion Value pursuant to Paragraph 5(d) in the case of the issuance of (A) shares of Common Stock upon the conversion of the Series A Preferred Stock, the exercise of the Warrants issued pursuant to the Purchase Agreement (the “Warrants”) or as payment of dividends on the Series A Preferred Stock, (B) shares of Common Stock upon the exercise of any warrants or options or upon conversion of any convertible promissory notes, in each case, outstanding on the Filing Date; provided that such securities have not been amended since the date of date of the Purchase Agreement to increase the number of such securities or to decrease the exercise, exchange or conversion price of such securities, (C) shares of Common Stock, stock awards or options under, or the exercise of any options granted pursuant to, any stock-based compensation plans of the Corporation duly adopted by a majority of the non-employee members of the Board of Directors of the Corporation or a majority of the members of a committee of non-employee directors established for such purpose (in each case, at issuance or exercise prices at or above fair market value), (D) shares of Common Stock pursuant to a stock split, combination or subdivision of the outstanding shares of Common Stock, (E) shares of Common Stock or Common Stock Equivalents issued in connection with a bona-fide strategic transaction approved by the Board, the primary purpose of which is not to provide financing to the Corporation or (F) shares of Series A Preferred Stock and warrants to purchase Common Stock, in each case, issued pursuant to the Purchase Agreement) ((A) through (F) collectively, “Permitted Issuances”).

(iv) Superseding Adjustment. If, at any time after any adjustment to the current Conversion Value shall have been made pursuant to Section 5(d) as the result of any issuance of Common Stock Equivalents, (x) the right to exercise, exchange or convert all of the Common Stock Equivalents shall expire unexercised, or (y) the conversion rate or consideration per share for which shares of Common Stock are issuable pursuant to such Common Stock Equivalents shall be increased solely by virtue of provisions therein contained for an automatic increase in such conversion rate or consideration per share, as the case may be, upon the occurrence of a specified date or event, then, unless any of such Common Stock Equivalents have previously been converted or exercised at the original price, any such previous adjustments to the Conversion Value shall be rescinded and annulled and the additional shares of Common Stock which were deemed to have been issued by virtue of the computation made in connection with the adjustment so rescinded and annulled shall no longer be deemed to have been issued by virtue of such computation. Upon the occurrence of an event set forth in this Section 5(d)(iv) above, there shall be a recomputation made of the effect of such Common Stock Equivalents on the basis of treating any such Common Stock Equivalents which then remain outstanding as having been granted or issued immediately after the time of such increase of the conversion rate or consideration per share for which shares of Common Stock or other property are issuable under such Common Stock Equivalents; whereupon a new adjustment to the current Conversion Value shall be made, which new adjustment shall supersede the previous adjustment so rescinded and annulled; provided, however, such readjustment to the Conversion Value described in this Section shall not effect any conversions of the Series A Preferred Stock effected at any time prior to such readjustment.

(e) Beneficial Ownership Cap. To the extent that any shares of Series A Preferred Stock are not automatically converted upon the occurrence of a Mandatory Conversion on account of the application of Section 5(i), such shares of Series A Preferred Stock shall be deemed converted automatically under this Section 5 at the first moment thereafter when Section 5(i) would not prevent such conversion. Notwithstanding the preceding sentence, upon the occurrence of the Mandatory Conversion, the right to: (a) accrue dividends on Series A Preferred Stock (other than dividends pursuant to Section 1(e) hereof); (b) the Liquidation Preference of the Series A Preferred Stock, including, without limitation, the right to be treated as holders of Series A Preferred Stock in the event of a merger or consolidation; (c) the veto rights described in Section 4 hereof; (d) the participation rights provided in Section 10 hereof; and (e) the redemption rights in Section 13 hereof shall cease immediately.

(f) Conversion Value. The initial conversion value for the Series A Preferred Stock shall be $3.00 per share, such value to be subject to adjustment in accordance with the provisions of this Section 5. Such conversion value in effect from time to time, as adjusted pursuant to this Section 5, is referred to herein as a “Conversion Value.” All of the remaining provisions of this Section 5 shall apply separately to each Conversion Value in effect from time to time with respect to Series A Preferred Stock.

(g) Stock Dividends, Subdivisions and Combinations. If at any time while the Series A Preferred Stock is outstanding, the Corporation shall:

(i) cause the holders of its Common Stock to be entitled to receive a dividend payable in, or other distribution of, additional shares of Common Stock,

(ii) subdivide its outstanding shares of Common Stock into a larger number of shares of Common Stock, or

(iii) combine its outstanding shares of Common Stock into a smaller number of shares of Common Stock,

then in each such case the Conversion Value shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding immediately before such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event. Any adjustment made pursuant to clause (i) of this Paragraph 5(g) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution, and any adjustment pursuant to clauses (ii) or (iii) of this Paragraph 5(g) shall become effective immediately after the effective date of such subdivision or combination. If any event requiring an adjustment under this paragraph occurs during the period that a Conversion Value is calculated hereunder, then the calculation of such Conversion Value shall be adjusted appropriately to reflect such event.

(h) Certain Other Distributions. If at any time while the Series A Preferred Stock is outstanding the Corporation shall take a record of the holders of its Common Stock for the purpose of entitling them to receive any dividend or other distribution of:

(i) cash,

(ii) any evidences of its indebtedness, any shares of stock of any class or any other securities or property or assets of any nature whatsoever (other than cash or additional shares of Common Stock as provided in Section 5(g) hereof), or

(iii) any warrants or other rights to subscribe for or purchase any evidences of its indebtedness, any shares of stock of any class or any other securities or property or assets of any nature whatsoever (in each case set forth in subparagraphs 5(h)(i), 5(h)(ii) and 5(h)(iii) hereof, the “Distributed Property”), then, except to the extent that the holder of Series A Preferred Stock has previously received such Distributed Property pursuant to Section 1(d) hereof, upon any conversion of Series A Preferred Stock that occurs after such record date, the holder of Series A Preferred Stock shall be entitled to receive, in addition to the Conversion Shares, the Distributed Property that such holder would have been entitled to receive in respect of such number of Conversion Shares had the holder been the record holder of such Conversion Shares as of such record date. Such distribution shall be made whenever any such conversion is made. In the event that the Distributed Property consists of property other than cash, then the fair value of such Distributed Property shall be as determined in good faith by the Board and set forth in reasonable detail in a written valuation report (the “Valuation Report”) prepared by the Board. The Corporation shall give written notice of such determination and a copy of the Valuation Report to all holders of Series A Preferred Stock, and if the holders of a majority of the outstanding Series A Preferred Stock object to such determination within twenty (20) business days following the date such notice is given to all of the holders of Series A Preferred Stock, the Corporation shall submit such valuation to an investment banking firm of recognized national standing selected by not less than a majority of the holders of the Series A Preferred Stock and acceptable to the Corporation in its reasonable discretion, whose opinion shall be binding upon the Corporation and the Series A Preferred Stockholders. A reclassification of the Common Stock (other than a change in par value, or from par value to no par value or from no par value to par value) into shares of Common Stock and shares of any other class of stock shall be deemed a distribution by the Corporation to the holders of its Common Stock of such shares of such other class of stock within the meaning of this Section 5(h) and, if the outstanding shares of Common Stock shall be changed into a larger or smaller number of shares of Common Stock as a part of such reclassification, such change shall be deemed a subdivision or combination, as the case may be, of the outstanding shares of Common Stock within the meaning of Section 5(g).

(i) Blocking Provision.

(i) Except as provided otherwise in this Section 5(i)(i), the number of Conversion Shares that may be acquired by any holder, and the number of shares of Series A Preferred Stock that shall be entitled to voting rights under Section 2 hereof, shall be limited to the extent necessary to insure that, following such conversion (or deemed conversion for voting purposes), the number of shares of Common Stock then beneficially owned by such holder and its Affiliates and any other persons or entities whose beneficial ownership of Common Stock would be aggregated with the holder’s for purposes of Section 13(d) of the Exchange Act (including shares held by any “group” of which the holder is a member, but excluding shares beneficially owned by virtue of the ownership of securities or rights to acquire securities that have limitations on the right to convert, exercise or purchase similar to the limitation set forth herein) does not exceed 4.99% of the total number of shares of Common Stock of the Corporation then issued and outstanding (the “Beneficial Ownership Cap”). For purposes hereof, “group” has the meaning set forth in Section 13(d) of the Exchange Act and applicable regulations of the Securities and Exchange Commission, and the percentage held by the holder shall be determined in a manner consistent with the provisions of Section 13(d) of the Exchange Act. Except as set forth in the preceding sentence, for purposes of this Section, the number of shares of Common Stock beneficially owned by the Holder and its Affiliates shall include the number of shares of Common Stock issuable upon conversion of the Preferred Stock with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which would be issuable upon (A) exercise of the remaining, nonconverted portion of the Preferred Stock beneficially owned by the Holder or any of its Affiliates and (B) exercise or conversion of the unexercised or nonconverted portion of any other securities of the Company (including, without limitation, any warrants) subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by the Holder or any of its affiliates.  For purposes of this Section, in determining the number of outstanding shares of Common Stock, a Holder may rely on the number of outstanding shares of Common Stock as reflected in (x) the Company’s most recent Form 10-QSB or Form 10-KSB, as the case may be, (y) a more recent public announcement by the Company or (z) any other notice by the Company or the Company’s Transfer Agent setting forth the number of shares of Common Stock outstanding. As used herein, the term “Affiliate” means any person or entity that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a person or entity, as such terms are used in and construed under Rule 144 under the Securities Act. With respect to a holder of Series A Preferred Stock, any investment fund or managed account that is managed on a discretionary basis by the same investment manager as such holder will be deemed to be an Affiliate of such holder. Each delivery of a Conversion Notice by a holder of Series A Preferred Stock will constitute a representation by such Holder that it has evaluated the limitation set forth in this paragraph and determined, subject to the accuracy of information filed under the Securities Act and the Exchange Act by the Corporation with respect to the outstanding Common Stock of the Corporation, that the issuance of the full number of shares of Common Stock requested in such Conversion Notice is permitted under this paragraph. This paragraph shall be construed and administered in such manner as shall be consistent with the intent of the first sentence of this paragraph. Any provision hereof which would require a result that is not consistent with such intent shall be deemed severed herefrom and of no force or effect with respect to the conversion contemplated by a particular Conversion Notice.

(ii) In the event the Corporation is prohibited from issuing shares of Common Stock as a result of any restrictions or prohibitions under applicable law or the rules or regulations of any stock exchange, interdealer quotation system or other self-regulatory organization, the Corporation shall as soon as possible seek the approval of its stockholders and take such other action to authorize the issuance of the full number of shares of Common Stock issuable upon the full conversion of the then outstanding shares of Series A Preferred Stock.

(iii) Notwithstanding the foregoing provisions of Section 5(i), any holder of Series A Preferred Stock shall have the right prior to the Date of Original Issue upon written notice to the Corporation, or after the Date of Original Issue upon (x) 61 days prior written notice to the Corporation or (y) upon a Change of Control the terms of which require the conversion of the Series A Preferred Stock into Common Stock, to choose not to be governed by the Beneficial Ownership Cap provided herein.

(j) Common Stock Reserved. The Corporation shall at all times reserve and keep available out of its authorized but unissued Common Stock, solely for issuance upon the conversion of shares of Series A Preferred Stock as herein provided, such number of shares of Common Stock as shall from time to time be issuable upon the conversion of all the shares of Series A Preferred Stock at the time outstanding (without regard to any ownership limitations provided in Section 5(i)).

6. Other Provisions Applicable to Adjustments. The following provisions shall be applicable to the making of adjustments of the number of shares of Common Stock into which the Series A Preferred Stock is convertible and the current Conversion Value provided for in Section 5:

(a) When Adjustments to Be Made. The adjustments required by Section 5 shall be made whenever and as often as any specified event requiring an adjustment shall occur, except that any adjustment to the Conversion Value that would otherwise be required may be postponed (except in the case of a subdivision or combination of shares of the Common Stock, as provided for in Section 5(g)) up to, but not beyond the Conversion Date if such adjustment either by itself or with other adjustments not previously made adds or subtracts less than 1% of the shares of Common Stock into which the Series A Preferred Stock is convertible immediately prior to the making of such adjustment. Any adjustment representing a change of less than such minimum amount (except as aforesaid) which is postponed shall be carried forward and made as soon as such adjustment, together with other adjustments required by Section 5 and not previously made, would result in a minimum adjustment or on the Conversion Date. For the purpose of any adjustment, any specified event shall be deemed to have occurred at the close of business on the date of its occurrence.

(b) Fractional Interests. In computing adjustments under Section 5, fractional interests in Common Stock shall be taken into account to the nearest 1/100th of a share.

(c) When Adjustment Not Required. If the Corporation undertakes a transaction contemplated under Section 5(h) and as a result takes a record of the holders of its Common Stock for the purpose of entitling them to receive a dividend or distribution or subscription or purchase rights or other benefits contemplated under Section 5(h) and shall, thereafter and before the distribution to stockholders thereof, legally abandon its plan to pay or deliver such dividend, distribution, subscription or purchase rights or other benefits contemplated under Section 5(h), then thereafter no adjustment shall be required by reason of the taking of such record and any such adjustment previously made in respect thereof shall be rescinded and annulled.

(d) Escrow of Stock. If after any property becomes distributable pursuant to Section 5 by reason of the taking of any record of the holders of Common Stock, but prior to the occurrence of the event for which such record is taken, a holder of the Series A Preferred Stock either converts the Series A Preferred Stock or there is a Mandatory Conversion during such period, or in either case such holder is unable to convert shares pursuant to Section 5(i), such holder of Series A Preferred Stock shall continue to be entitled to receive any shares of Common Stock issuable upon conversion under Section 5 by reason of such adjustment (as if such Series A Preferred Stock were not yet converted) and such shares or other property shall be held in escrow for the holder of the Series A Preferred Stock by the Corporation to be issued to holder of the Series A Preferred Stock upon and to the extent that the event actually takes place. Notwithstanding any other provision to the contrary herein, if the event for which such record was taken fails to occur or is rescinded, then such escrowed shares shall be canceled by the Corporation and escrowed property returned to the Corporation.

7. Merger, Consolidation or Disposition of Assets.

(a) If, after the Date of Original Issue and while any share or shares of Series A Preferred Stock are outstanding, there occurs, other than as a result of the sale of securities pursuant to the Purchase Agreement: (i) an acquisition by an individual or legal entity or group (as set forth in Section 13(d) of the Exchange Act) of more than 50% of the voting rights or equity interests in the Corporation, whether in one transaction or in a series of related transactions or (ii) a merger or consolidation of the Corporation where the holders of the Corporation’s voting securities prior to such transaction fail to continue to hold at least 50% of the voting power of the Corporation or a sale, transfer or other disposition of all or substantially all the Corporation’s property, assets or business to another corporation and such transaction is approved by the Board (each, a “Change of Control”), and, pursuant to the terms of such Change of Control, shares of common stock of the successor or acquiring corporation, or any cash, shares of stock or other securities or property of any nature whatsoever (including warrants or other subscription or purchase rights) in addition to or in lieu of common stock of the successor or acquiring corporation (“Other Property”), are to be received by or distributed to the holders of Common Stock of the Corporation then the successor or acquiring corporation (if other than the Corporation) shall assume the Series A Preferred Stock pursuant to Section 7(b) below.

(b) In case of any such Change of Control, the successor or acquiring corporation (if other than the Corporation) shall expressly assume the due and punctual observance and performance of each and every covenant and condition contained in this Certificate of Designation to be performed and observed by the Corporation and all the obligations and liabilities hereunder, subject to such modifications as may be deemed appropriate (as determined by resolution of the Board) in order to provide for adjustments of shares of the Common Stock into which the Series A Preferred Stock is convertible which shall be as nearly equivalent as practicable to the adjustments provided for in Section 5. For purposes of Section 5, common stock of the successor or acquiring corporation shall include stock of such corporation of any class which is not preferred as to dividends or assets on liquidation over any other class of stock of such corporation and which is not subject to redemption and shall also include any evidences of indebtedness, shares of stock or other securities which are convertible into or exchangeable for any such stock, either immediately or upon the arrival of a specified date or the happening of a specified event and any warrants or other rights to subscribe for or purchase any such stock.

(c) The foregoing provisions of this Section 7 shall similarly apply to successive Change of Control transactions.

8. Other Action Affecting Common Stock. In case at any time or from time to time the Corporation shall take any action in respect of its Common Stock, other than the payment of dividends permitted by Section 5 or any other action described in Section 5, then, unless such action will not have a materially adverse effect upon the rights of the holder of Series A Preferred Stock, the number of shares of Common Stock or other stock into which the Series A Preferred Stock is convertible and/or the purchase price thereof shall be adjusted in such manner as may be equitable in the circumstances; provided, that the mere authorization or issuance of additional shares of capital stock of the Corporation (other than pursuant to a stock dividend) shall not be considered any action in respect of its Common Stock for purposes of this Section 8.

9. Certain Limitations. Notwithstanding anything herein to the contrary, the Corporation agrees not to enter into any transaction which, by reason of any adjustment hereunder, would cause the current Conversion Value to be less than the par value per share of Common Stock.

10. Participation Rights.

(a) Subject to the terms and conditions specified in this Section 10, at any time while Series A Preferred Stock is outstanding, the holders of shares of Series A Preferred Stock shall have a right to participate with respect to the issuance or possible issuance by the Corporation of any future equity or equity-linked securities or debt which is convertible into equity or in which there is an equity component (as the case may be, “Additional Securities”) on the same terms and conditions as offered by the Corporation to the other purchasers of such Additional Securities. Each time the Corporation proposes to offer any Additional Securities, the Corporation shall make an offering of such Additional Securities to each holder of shares of Series A Preferred Stock in accordance with the following provisions:

(i) The Corporation shall deliver a notice (the “Issuance Notice”) to the holders of shares of Series A Preferred Stock stating (a) its bona fide intention to offer such Additional Securities, (b) the approximate number of such Additional Securities to be offered, (c) the price (or pricing formula) and terms, if any, upon which it proposes to offer such Additional Securities, and (d) the anticipated closing date of the sale of such Additional Securities.

(ii) By written notification received by the Corporation, within five (5) days after giving of the Issuance Notice, any holder of shares of Series A Preferred Stock may elect to purchase or obtain, at the price and on the terms specified in the Issuance Notice, up to that number of such Additional Securities which equals such holder’s Pro Rata Amount (as defined below). The “Pro Rata Amount” for any given holder of shares of Series A Preferred Stock shall equal that portion of the Additional Securities that the Corporation proposes to offer which equals the proportion that the number of shares of Common Stock that such holder owns or has the right to acquire (without giving effect to the limitations contained in Section 5(i)) bears to the total number of shares of Common Stock then outstanding (assuming in each case the full conversion and exercise of all convertible and exercisable securities then outstanding).

(iii) If all Additional Securities which the holders of shares of Series A Preferred Stock are entitled to obtain pursuant to Section 10(a)(ii) are not elected to be obtained as provided in Section 10(a)(ii) hereof, the Corporation may, at its option, during the 75-day period following the expiration of the period provided in Section 10(a)(ii) hereof, offer the remaining unsubscribed portion of such Additional Securities to any person or persons at a price not less than, and upon terms no more favorable to the offeree than, those specified in the Issuance Notice. If the Corporation does not consummate the sale of such Additional Securities within such period, the right provided hereunder shall be deemed to be revived and such Additional Securities shall not be offered or sold unless first reoffered to the holders of shares of Series A Preferred Stock in accordance herewith.

(b) The rights of the holders of Series A Preferred Stock under this Section 10 shall not apply to any of the Permitted Issuances.

(c) The participation right set forth in this Section 10 may not be assigned or transferred, except in connection with a permitted assignment or transfer of the holder’s shares of Series A Preferred Stock and except that such right is assignable by each holder of shares of Series A Preferred Stock to any wholly-owned subsidiary or parent of, or to any corporation or entity that is, within the meaning of the Securities Act, controlling, controlled by or under common control with, any such holder.

11. Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Value, the Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series A Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series A Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Value at the time in effect for the Series A Preferred Stock and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of Series A Preferred Stock owned by such holder (without regard to the ownership limitations set forth in Section 5(i)).

12. Notices of Record Date. In the event of any fixing by the Corporation of a record date for the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend or a dividend set forth in Section 1 hereof) or other distribution, any shares of Common Stock or other securities, or any right to subscribe for, purchase or otherwise acquire, or any option for the purchase of, any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall mail to each holder of Series A Preferred Stock at least twenty (20) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or rights, and the amount and character of such dividend, distribution or right.

13. Redemption.

(a) Redemption at the Holders’ Elections. If a Redemption Triggering Event (as defined below) has occurred, and a holder has so elected, the Corporation shall redeem the Series A Preferred Stock of any holder who gives a Demand for Redemption (as defined below). The Corporation shall, promptly thereafter, redeem the shares of Series A Preferred Stock as set forth in the Demand for Redemption. The Corporation shall effect such redemption on the Redemption Date by paying in cash for each such share to be redeemed an amount equal to the greater of (i) the Redemption Price (as defined below) or (ii) the total number of shares of Common Stock into which such Series A Preferred Stock is convertible multiplied by the Current Market Price at the time of the Redemption Triggering Event. “Redemption Triggering Event” means the Corporation’s willful failure or refusal to convert any shares of Series A Preferred Stock in accordance with Section 5 hereof, or the Corporation’s providing of written notice to such effect. “Redemption Price” means (i) all accrued but unpaid dividends as of the date of Demand for Redemption with respect to each share to be redeemed, plus (ii) 100% of the Liquidation Preference of each share to be redeemed.

(b) Demand for Redemption. A holder desiring to elect a redemption as herein provided shall deliver a notice (the “Demand for Redemption”) to the Corporation while such Redemption Triggering Event continues specifying the following:

(i) The approximate date and nature of the Redemption Triggering Event;

(ii) The number of shares of Series A Preferred Stock to be redeemed; and

(iii) The address to which the payment of the Redemption Price shall be delivered, or, at the election of the holder, wire instructions with respect to the account to which payment of the Redemption Price shall be required.

A holder may deliver the certificates evidencing the Series A Preferred Stock to be redeemed with the Demand for Redemption or under separate cover. Payment of the Redemption Price shall be made not later than two (2) business days after the date on which a holder has delivered a Demand for Redemption and the certificates evidencing the shares of Series A Preferred Stock to be redeemed.

(c) Status of Redeemed or Purchased Shares. Any shares of the Series A Preferred Stock at any time purchased, redeemed or otherwise acquired by the Corporation shall not be reissued and shall be retired.

(d) Status of Authorized, but Unissued Shares Preferred Stock. Shares of Series A Preferred Stock shall be issued only pursuant to the terms of the Purchase Agreement. Any attempt of the Corporation to issue shares of Series A Preferred Stock other than in accordance with the Purchase Agreement shall be null and void.

14. Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of (a) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section prior to 5:00 p.m. (Eastern Standard Time) on a business day, (b) the next business day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section on a day that is not a business day or later than 5:00 p.m. (Eastern Standard Time) on any business day, or (c) the business day following the date of mailing, if sent by U.S. nationally recognized overnight courier service such as Federal Express. The address for such notices and communications shall be as follows: (i) if to the Corporation, to Access Pharmaceuticals, Inc., 2600 Stemmons Freeway, Suite 176, Dallas, Texas 75207, Attention: President, Facsimile No.: (214) 905-5101, or (ii) if to a holder of Series A Preferred Stock, to the address or facsimile number appearing on the Corporation’s stockholder records or, in either case, to such other address or facsimile number as the Corporation or a holder of Series A Preferred Stock may provide to the other in accordance with this Section.

15. Stock Transfer Taxes. The issue of stock certificates upon conversion of the Series A Preferred Stock shall be made without charge to the converting holder for any tax in respect of such issue; provided, however, that the Corporation shall be entitled to withhold any applicable withholding taxes with respect to such issue, if any. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of shares in any name other than that of the holder of any of the Series A Preferred Stock converted, and the Corporation shall not be required to issue or deliver any such stock certificate unless and until the person or persons requesting the issue thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid.

16. Definitions. Capitalized terms used and not otherwise defined herein that are defined in the Purchase Agreement shall have the meanings given such terms in the Purchase Agreement. In addition, for the purposes hereof, the following terms shall have the following meanings:

“Change of Control Transaction” means the occurrence after the date hereof of any of (i) an acquisition after the date hereof by an individual, legal entity or “group” (as described in Rule 13d-5(b)(1) promulgated under the Exchange Act), other than SCO Capital Partners LLC and its Affiliates, of effective control (whether through legal or beneficial ownership of capital stock of the Corporation, by contract or otherwise) of in excess of 50% of the voting securities of the Corporation (other than by means of conversion or exercise of Preferred Stock and the Securities issued together with the Preferred Stock), or (ii) the Corporation merges into or consolidates with any other Person, or any Person merges into or consolidates with the Corporation and, after giving effect to such transaction, the stockholders of the Corporation immediately prior to such transaction own less than 66% of the aggregate voting power of the Corporation or the successor entity of such transaction, or (iii) the Corporation sells or transfers all or substantially all of its assets to another Person and the stockholders of the Corporation immediately prior to such transaction own less than 66% of the aggregate voting power of the acquiring entity immediately after the transaction, or (iv) a replacement at one time or within a one year period of more than one-half of the members of the Corporation’s board of directors which is not approved by a majority of those individuals who are members of the board of directors on the date hereof (or by those individuals who are serving as members of the board of directors on any date whose nomination to the board of directors was approved by a majority of the members of the board of directors who are members on the date hereof), or (v) the execution by the Corporation of an agreement to which the Corporation is a party or by which it is bound, providing for any of the events set forth in clauses (i) through (iv) above.

“Common Stock” means the Corporation’s common stock, par value $0.01 per share, and stock of any other class of securities into which such securities may hereafter be reclassified or changed into.

“Equity Conditions” means, during the period in question, (i) the Corporation shall have duly honored all conversions scheduled to occur or occurring by virtue of one or more Conversion Notices of the applicable Holder on or prior to the dates so requested or required, if any, (ii) the Corporation shall have paid all liquidated damages and other amounts owing to the applicable Holder in respect of the Preferred Stock, (iii) there is an effective Registration Statement pursuant to which the Holders are permitted to utilize the prospectus thereunder to resell all of the shares of Common Stock issuable pursuant to the Transaction Documents (and the Corporation believes, in good faith, that such effectiveness will continue uninterrupted for the foreseeable future) or all of the shares of Common Stock issuable pursuant to the Transaction Documents may be sold without restriction pursuant to Rule 144(k), (iv) the Common Stock is trading on a Trading Market and all of the shares issuable pursuant to the Transaction Documents are listed for trading on such Trading Market (and the Corporation believes, in good faith, that trading of the Common Stock on a Trading Market will continue uninterrupted for the foreseeable future), (v) there is a sufficient number of authorized, but unissued and otherwise unreserved, shares of Common Stock for the issuance of all of the shares of Common Stock issuable pursuant to the Transaction Documents, (vi) there is no existing Triggering Event or no existing event which, with the passage of time or the giving of notice, would constitute a Triggering Event, (vii) there has been no public announcement of a pending or proposed Fundamental Transaction or Change of Control Transaction that has not been consummated, (viii) the applicable Holder is not in possession of any information that constitutes, or may constitute, material non-public information.

“Holder” means any holder of shares of Series A Preferred Stock.

“Original Issue Date” means the date of the first issuance of any shares of the Series A Preferred Stock regardless of the number of transfers of any particular shares of Series A Preferred Stock and regardless of the number of certificates which may be issued to evidence such Series A Preferred Stock.

[signature page follows]

IN WITNESS WHEREOF, the undersigned being a duly authorized officer of the Corporation, does file this Certificate of Designations, Rights and Preferences, hereby declaring and certifying that the facts stated herein are true and accordingly has hereunto set his hand this 9th day of November 2007.

ACCESS PHARMACEUTICALS, INC.

By: /s/ Stephen B. Thompson_____________
Name: Stephen B. Thompson
Title: Vice President, Chief Financial Officer, Treasurer and Secretary

EXHIBIT A

FORM OF CONVERSION NOTICE

(To be executed by the registered Holder in order to convert shares of Series A Preferred Stock)

The undersigned hereby irrevocably elects to convert the number of shares of Series A Cumulative Convertible Series A Preferred Stock (the “Series A Preferred Stock”) indicated below into shares of common stock, par value $0.01 per share (the “Common Stock”), of Access Pharmaceuticals, Inc., a Delaware corporation (the “Corporation”), according to the Certificate of Designations, Rights and Preferences of the Series A Preferred Stock and the conditions hereof, as of the date written below. The undersigned hereby requests that certificates for the shares of Common Stock to be issued to the undersigned pursuant to this Conversion Notice be issued in the name of, and delivered to, the undersigned or its designee as indicated below. If the shares of Common Stock are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto. A copy of the certificate representing the Series A Preferred Stock being converted is attached hereto, the original of which will be delivered to the Corporation promptly following the date hereof.

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Date of Conversion (Date of Notice)
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Number of shares of Series A Preferred Stock owned prior to Conversion
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 Number of shares of Series A Preferred Stock to be Converted
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Stated Value of Series A Preferred Stock to be Converted
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Amount of accumulated and unpaid dividends on shares of Series A Preferred Stock to be Converted
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Number of shares of Common Stock to be Issued (including conversion of accrued but unpaid dividends on shares of Series A Preferred Stock to be Converted)
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Applicable Conversion Value
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Number of shares of Series A Preferred Stock owned subsequent to Conversion

Conversion Information:[NAME OF HOLDER]

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Address of Holder:
___________________________________
___________________________________
Issue Common Stock to (if different than above):
Name:_______________________________
Address:____________________________
____________________________
Tax ID #:_____________________

The undersigned represents, subject to the accuracy of information filed under the Securities Act and the Exchange Act by the Corporation with respect to the outstanding Common Stock of the Corporation, as of the date hereof that, after giving effect to the conversion of Preferred Shares pursuant to this Conversion Notice, the undersigned will not exceed the “Beneficial Ownership Cap” contained in Section 5(i) of the Certificate of Designation of the Series A Preferred Stock.

________________________________________________
Name of Holder

By:_____________________________________________
Name:
Title: